Exhibit 99.4

The table below specifies the date, amount and weighted average price per ADS purchased by the Bill & Melinda Gates Foundation Trust during the past sixty days.  All transactions were effected in the open market on the New York Stock Exchange.

Purchase Date	Number of ADSs Purchased	Weighted Average Price Per ADS
6/26/2008	16,000	55.0092
6/27/2008	25,000	54.7601
6/30/2008	16,500	56.0515
7/1/2008	37,500	55.0389
7/2/2008	25,000	54.4070
7/3/2008	12,500	54.4324
7/7/2008	15,000	54.5219
7/8/2008	22,500	54.7517
7/9/2008	21,800	56.0230
7/10/2008	32,549	55.5774
7/11/2008	19,999	54.6376
7/14/2008	7,300	56.2937
7/15/2008	9,409	56.6344
7/16/2008	11,795	57.4240
7/17/2008	31,799	58.4716
7/18/2008	21,850	58.1181
7/21/2008	21,050	58.1835
7/22/2008	32,848	57.5621
7/23/2008	43,598	56.9453
7/24/2008	12,050	58.0675
7/25/2008	14,967	57.0774
7/28/2008	10,800	58.0221
7/29/2008	28,400	57.9644
7/30/2008	18,200	57.7426